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                          RJR Nabisco Holdings Corp.

               (Name of Registrant as Specified In Its Charter)

                          RJR Nabisco Holdings Corp.

                  (Name of Person(s) Filing Proxy Statement)

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RJR NABISCO                                                      News Release


CONTACT:  Carol Makovich
          (212) 258-5785


             RJR NABISCO SAYS LEBOW/ICAHN PROPOSAL A PLOY TO GAIN
                CONTROL WITHOUT PAYING SHAREHOLDERS "ONE DIME"
             ----------------------------------------------------

NEW YORK, Nov. 20, 1995 - RJR Nabisco Holdings Corp. today said it believes that financiers Bennett LeBow and Carl Icahn will not, in fact, separate the company's food and tobacco businesses immediately, as the two men are promising RJR Nabisco shareholders.

         "They'd be presented with the same legal and financial analysis the company's board has reviewed. They'd learn a few things we already know and conclude an immediate split isn't in the cards. By then, however, they would have control and be in a position to get hold of the company's assets," said Steven F. Goldstone, RJR Nabisco's president.

         The company questioned whether the slate of candidates submitted by financiers Bennett LeBow and Carl Icahn would be able to meet its legal and ethical obligation to protect the interests of all shareholders if elected to RJR Nabisco's board of directors.

         "The issue is not who is on the LeBow/Icahn slate of director candidates or their professional credentials," said Mr. Goldstone. "The issue is who hand picked the candidates and who will control them -- and that's Bennett LeBow and Carl Icahn.

         RJR Nabisco noted that the LeBow/Icahn group has unsuccessfully tried to recruit a number of the company's former executives as well as former executives from other tobacco companies.

         "Any slate of candidates willing to commit to forcing an immediate split of RJR Nabisco, regardless of the independent legal and financial advice given the company and its board, is prepared to act in a manner that can damage our company's shareholders," Mr. Goldstone said. "We believe our shareholders will not support a slate of candidates that would result in Bennett LeBow and Carl Icahn taking control of RJR Nabisco."

         The company noted that Mr. LeBow has made a series of public statements claiming he has no interest in taking control of RJR Nabisco, but by hand-picking a slate of candidates for election to the board, Messrs. LeBow and Icahn are, in fact, breaking Mr. LeBow's word.

         "We believes our shareholders will look very carefully at the potential consequences of giving these two men unfettered access to RJR Nabisco's assets and will conclude that doing so is definitely not in their interest, Mr. Goldstone said."

         RJR Nabisco said it would advise its shareholders to evaluate how board candidates hand-picked by Bennett LeBow and Carl Icahn would answer the following questions:

      bullet Are the candidates prepared to ignore the conclusions reached by the current board, on the advice of well respected and independent legal and financial counsel, against an immediate spin-off its food business because it would endanger the interests of shareholders?

      bullet Are the candidates prepared to break the commitments made by the company and its board to the credit rating agencies and, implicitly, to the purchasers of its securities since the beginning of 1995 that it will not pursue a spin-off transaction until the end of 1996 at the earliest and 1998 if a split will damage the companies credit standing?

      bullet Do the candidates understand that distributing Nabisco stock to RJR Nabisco shareholders immediately could expose those shareholders - and not just the company - to a tangle of litigation that could go on for years?

         "We do not believe that any responsible director candidates could answer these questions differently than our board members have," Mr. Goldstone said. "That means Messrs. LeBow and Icahn won't do a spin-off, but want to get control of the company without giving the shareholders one dime."

CERTAIN ADDITIONAL INFORMATION: RJR Nabisco Holdings Corp. will be soliciting revocations of consents to the proposals of Brooke Group, Ltd. The following individuals may be deemed to be participants in the solicitation of revocations of consents by RJR Nabisco Holdings Corp.: RJR Nabisco Holdings Corp., John T. Chain, Jr., Julius L. Chambers, John L. Clendenin, Steven F. Goldstone, H. John Greeniaus, Ray J. Groves,
Charles M. Harper, James W. Johnston, John G. Medlin, Jr., Robert S. Roath, Rozanne L. Ridgway and Huntley R. Whitacre. As of October 31,
1995, Mr. Chain is the beneficial owner of 8,393 shares of the company's common stock; Mr. Chambers is the beneficial owner of 6,393 shares of the company's common stock; Mr. Clendenin is the beneficial owner of 6,846 shares of the company's common stock; Mr. Greeniaus is the beneficial owner of 126,308 shares of the company's common stock; Mr. Groves is the beneficial owner of 7,000 shares of the company's common stock; Mr.
Harper is the beneficial owner of shares 524,882 of the company's common stock; Mr. Johnston is the beneficial owner of 114,381 shares of the company's common stock; Mr. Medlin is the beneficial owner of 7,259 shares of the company's common stock; Mr. Roath is the beneficial owner of 44,205 shares of the company's common stock; Ms. Ridgway is the beneficial owner of 6,393 shares of the company's common stock; and Mr. Whitacre is the beneficial owner of 27,891 shares of the company's common stock.